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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of this 20th day of April, 2001, by and among Tenet Healthsystem Surgical, LLC, a Louisiana limited liability company ("Buyer"), IOI Management Services of Louisiana, Inc., a Louisiana corporation ("IOI"), and Westbank Ambulatory Care Center, LLC, a Delaware limited liability company ("Westbank", and collectively with IOI, the "Sellers" or individually, a "Seller"). The Buyer and the Sellers are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

                                    RECITALS

                  WHEREAS, Westbank operates an ambulatory surgery center and holds a Medicare supplier number and one or more licenses from the Louisiana Department of Health and Hospitals (the "L.D.H.H.") for purposes of operating such center through a facility located at 4511 Westbank Expressway, Marrero, Louisiana 70072 (the "Surgery Center");

                  WHEREAS, IOI owns certain equipment and other assets used to operate the Surgery Center and has provided such equipment and assets to Westbank pursuant to a management services agreement between IOI and Westbank; and

                  WHEREAS, Buyer desires to purchase from each Seller substantially all of the assets owned by such Seller and used in the operation of the Surgery Center, and Sellers are willing to sell such assets to Buyer, all subject to the terms and conditions of this Agreement.

                  NOW, THEREFORE, for and in consideration of the premises and promises herein contained, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                SALE AND PURCHASE

         1.1. Purchase and Sale of Assets. Subject to the terms and conditions contained herein, each Seller hereby sells, transfers, assigns and delivers to Buyer, and Buyer hereby purchases from each Seller, all right, title and interest in and to the tangible and intangible assets owned by such Seller, employed in the operations of the Surgery Center, and listed in Schedule 1.1(a) hereto and made a part hereof (collectively, the "Assets"), free and clear of all liens except as otherwise provided for herein. The items listed on Schedule 1.1(b) are certain assets of the Sellers that are not intended by the Parties to be a part of the transaction contemplated hereunder and are specifically excluded as Assets (e.g., all cash, cash equivalents and accounts receivable of Sellers).

         1.2. Assignment of Contracts and Leases; Consents.

              (a) At the Closing (as hereinafter defined), Buyer shall assume the obligations, liabilities, duties and responsibilities, including any liability for payments arising on
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and after the Closing Date (as hereinafter defined), of each of the Sellers under and pursuant to the contracts, leases and agreements listed on Exhibit 1.2(a) (the "Assumed Contracts"). To the extent that any required third party consents with respect to the assignment of the Assumed Contracts cannot be obtained prior to the Closing Date, the Parties agree to use their best efforts to obtain such consents as soon as possible after the Closing Date; provided, however, that failure to obtain such consents will not affect the validity of this transaction. The Parties agree and acknowledge that Buyer will not assume the existing lease obligations of IOI as set forth in that certain Lease Agreement (the "Lease"), between Marrero Shopping Center, Inc. (the "Landlord") and IOI, by which IOI leases the premises located at 4511 Westbank Expressway, Marrero, Louisiana (the "Premises"). The Parties agree that, as a condition precedent to the consummation of this Agreement, Buyer must enter into a new lease for the Premises and cause the Landlord to release IOI from any and all obligations under the Lease.

              (b) At the Closing, Buyer shall assume only those obligations of the Sellers as are set forth on Exhibit 1.2(b) (the "Assumed Liabilities"), but only to the extent such obligations arise or are to be performed on or after the Closing Date. The Parties agree and acknowledge that Buyer is assuming only those liabilities set forth on Exhibit 1.2(b), and then only to the extent such obligations arise or are to be performed on or after the Closing Date, and Sellers will maintain all other liabilities in connection with their operation of the Surgery Center. Under no circumstances shall Buyer be obligated to pay or assume liabilities or obligations of the Sellers in respect of periods prior to Closing arising under the terms of the Medicare, Medicaid, Blue Cross or other third-party payor programs, including, without limitation, any claim, penalty or sanction relating to any claim for overpayment. Additionally, under no circumstance shall Buyer be obligated to pay or assume: federal, state or local tax liabilities or obligations of either of the Sellers in respect of periods prior to the Closing Date; liability for any claims by or on behalf of either of the Sellers' employees relating to periods prior to the Closing Date, including without limitation, liability for any pension, profit sharing, deferred compensation, or any other employee benefit plan and liability for any such employees' wages and benefits relating to periods prior to the Closing Date; and liability arising out of or in connection with claims for acts, omissions and medical malpractice relating to the ownership or operations of the Surgery Center which occurred prior to the Closing Date.

              (c) Buyer shall assume the Assumed Liabilities and the Assumed Contracts and hereby releases and agrees to hold harmless each of the Sellers from any and all continuing and further obligations and/or liabilities related to or arising from the Assumed Liabilities and the Assumed Contracts which accrue or become due on or after the Closing Date. Except for the Assumed Liabilities and the Assumed Contracts, Buyer shall not be liable for any other liabilities or obligations of either of the Sellers, and the Sellers hereby indemnify and hold harmless Buyer against any and all such liabilities.

              (d) After the Closing Date, Westbank and Buyer shall prorate as of the Closing Date, any amounts which become due and payable on or after the Closing Date with respect to: the Assumed Contracts; the Assumed Liabilities; taxes, if any, on the Assets; utilities servicing the Surgery Center, including without limitation, water, sewer, telephone, electricity and gas service; and any charges assessed to Buyer by a lessor on any assigned lease for any period of time prior to the effective date of the Closing.





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         1.3. Purchase Price. As consideration in full for the Assets, Buyer shall, upon the Closing of this Agreement, deliver to Sellers, by wire transfer or certified check the collective sum of One Million Eight Hundred Thousand and No/100 Dollars ($1,800,000.00) (the "Purchase Price"). At Closing, Buyer shall allocate and deliver to each Seller its portion of the Purchase Price, as determined pursuant to Section 1.4 hereof. The Parties agree and acknowledge that a non-refundable deposit of Fifty Thousand and No/100 Dollars ($50,000.00) (the "Deposit") has been delivered to Sellers by Buyer and is a credit against the Purchase Price. The Purchase Price shall be reduced dollar for dollar if the inventory balance is less than Seventy-Five Thousand Eight Hundred Dollars ($75,800) as of the Closing Date. Likewise, the Purchase Price shall be increased if the inventory balance is greater than Seventy-Five Thousand Eight Hundred Dollars ($75,800), but in no event shall the Purchase Price be increased by more than Five Thousand Dollars ($5,000). For purposes of this Section, inventory shall mean those assets that comprise the inventory balance listed on Westbank's balance sheet, dated as of December 31, 2000, including but not limited to all usable supplies, inventories, drugs and other disposables and consumables. Westbank shall determine the value of the inventory as of the 19th day of April, 2001, and with respect to same, shall attach, as Schedule 1.3, final inventory statements describing such inventory. The Parties agree that the value of the inventory is Seventy-Eight Thousand Seven Hundred Forty-Two Dollars ($78,742) and that there will be a Two Thousand Nine Hundred Forty-Two Dollar ($2,942) increase in the Purchase Price as described directly above. Buyer shall deliver such increase to Westbank, by wire transfer or certified check, within seven (7) business days after the Closing.

         1.4. Allocation of Purchase Price. Prior to the Closing Date, the Sellers shall allocate the Purchase Price between each Seller and its respective Assets and notify Buyer of such allocation, and, thereafter, the Parties shall file Form 8594 with the Internal Revenue Service in a manner consistent with such allocation.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         The Sellers, jointly and severally, hereby warrant and represent to Buyer, as of the date of this Agreement and the Closing Date, as follows:

         2.1. Legal Authority. IOI is a business corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. IOI has all necessary corporate power and authority to enter into the transactions contemplated hereby. Westbank is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Westbank has all necessary power and authority to enter into the transactions contemplated hereby.

         2.2. Execution, Delivery and Performance of Agreement; Authority. IOI is not in violation of its articles of incorporation or bylaws. Westbank is not in violation of its certificate of formation or operating agreement. The execution, delivery and performance of this Agreement by Sellers will not, with or without the giving of notice or the passage of time, or both, violate or conflict with any provision of IOI's articles of incorporation or bylaws or Westbank's certificate of formation or operating agreement, respectively, or conflict with or result in any violation, in any material respect, of any statute, law, rule, regulation, judgment,



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order, decree or ordinance (collectively, "Law" or "Laws") applicable to
Sellers, their properties or assets. Sellers have the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. All proceedings required to be taken by Sellers to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken. This Agreement constitutes a valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms.

         2.3. Ownership; Condition of Assets. Except for the liens listed on
Schedule 2.3 hereto, Sellers have, and are transferring to Buyer pursuant to this Agreement, good and valid title to their respective Assets, free and clear of all security interests, liens, claims, pledges, agreements, options, or other encumbrances of any nature whatsoever. The tangible Assets are in good condition and repair, and have been maintained and serviced as necessary in the normal course of business. The Assets comprise all of the tangible and intangible assets owned by the Sellers and necessary for the operation of the Surgery Center.

         2.4. Consents. Except as set forth on Schedule 2.4, each Seller has obtained in writing all consents by third parties that are required for the consummation of the transactions contemplated hereby and has provided to Buyer copies of such executed consents.

         2.5. No Claims. Except as set forth on Schedule 2.7, there is no claim, action, suit, proceeding, arbitration, investigation or inquiry, of which Sellers have notice or are otherwise aware, before any federal, state, municipal, foreign or other court or governmental or administrative body or agency, any securities or commodities exchange, other regulatory body or any private arbitration tribunal now pending or, to the knowledge of each Seller, threatened against or relating to Sellers that would adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement.

         2.6. Legal Compliance. The Sellers have complied with all applicable material Laws, and no action, suit, proceeding, hearing, complaint, claim, demand, notice or investigation has been filed or commenced, or to the knowledge of the Sellers, threatened against the Sellers alleging any failure to so comply. Westbank has all authorizations, licenses and permits necessary to operate a surgery center. Except as set forth on Schedule 2.6, there are no outstanding notices of deficiencies relating to the Sellers issued by any governmental authority or third-party payor requiring conformity or compliance with any applicable Law or condition for participation with such governmental authority or third-party payor.

         2.7. Litigation. Schedule 2.7 sets forth each instance in which a
Seller: (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; or (b) is a party or is, to its knowledge, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator and contains a summary thereof.

         2.8. Medicare Participation. Westbank is qualified for participation in the Medicare and Medicaid programs, has a current and valid supplier contract with the Medicare and Medicaid programs, is in compliance with the conditions of participation in such programs and has received all approvals or qualifications necessary for reimbursement.




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         2.9. No Hazardous Conditions. To the knowledge of the Sellers, there are no conditions at, in, on, under or related to the Assets and the Premises which pose a hazard to human health or the environment, other than such conditions which are in accordance with applicable laws and regulations.

         2.10. Employees. Schedule 2.10 sets forth a list of each employee of Westbank, together with the person's position, rate of compensation, date of hire and regular scheduled hours. As of the Closing Date, Westbank will have paid and made provisions for the payment of all salaries, wages, vacation and holiday pay, and other employee benefits or reimbursements owed with respect to any periods prior to the Closing Date in connection with any employee of Westbank. To the Sellers' knowledge, Westbank is in compliance with all material federal and state laws respecting employment and employment practices, and any employee benefit plans of Westbank have been administered in accordance with applicable law.

         2.11. Taxes. All tax returns for periods prior to the Closing Date which are required to be filed by either Seller have been filed or will be filed within the time and in the manner provided by law (including any valid extensions thereof). All such tax returns, to the knowledge of the Sellers, are or will be true and correct and accurately reflect the tax liabilities of the applicable Seller. To the knowledge of Sellers, all taxes, penalties, interest, and any other statutory additions which have become due by any Seller pursuant to tax returns, have been paid or adequately provided for by reserves maintained by such Seller in accordance with generally accepted accounting principles. There are no tax liens on any of the Assets.

         2.12. Certain Payments. Neither of the Sellers has made or received any "sensitive" payments pertaining to the Surgery Center, and neither of the Sellers has maintained any unrecorded cash or non-cash assets out of which any "sensitive" payments might be made. "Sensitive" payments mean, whether or not unlawful, payments to or from governmental officials or employees, commercial bribes or kickbacks (including, without limitation, any payment or consideration to any physician or other referral source), amounts paid with an understanding that rebates or refunds will be made in contravention of the laws of any applicable jurisdiction either directly or through a third party, political contributions on behalf of any Seller, and payments or commitments made with the understanding or under circumstances which would indicate that all or part thereof is to be paid by the recipient to government officials or employees or as a commercial bribe, influence payment or kickback.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby warrants and represents to each of the Sellers, as of the date of this Agreement and as of the Closing Date, as follows:

         3.1. Legal Authority. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Louisiana. Buyer has all necessary corporate power and authority to enter into the transactions contemplated hereby.

         3.2. Execution Delivery and Performance of Agreement; Authority. Buyer is not in violation of its articles of organization or its operating agreement, or of any contract or



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other agreement to which Buyer is a party. The execution, delivery, and performance of this Agreement by Buyer will not, with or without the giving of notice or the passage of time, or both, (i) violate, conflict with, result in a default, right to accelerate or loss of rights under or result in the creation of any lien pursuant to, any provision of Buyer's articles of organization or its operating agreement or any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Buyer is a party or by which it or its properties or assets may be bound or affected, or
(ii) conflict with or result in any violation, in any material respect, of any Law applicable to Buyer, its properties or assets. Buyer has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. All proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         3.3. No Claim. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry of which Buyer has notice or is otherwise aware, before any federal, state, municipal, foreign or other court or governmental or administrative body or agency, any securities or commodities exchange, other regulatory body, or any private arbitration tribunal now pending, or threatened against or relating to Buyer that would adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

                                   ARTICLE IV
                              PRE-CLOSING COVENANTS

     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         4.1. General. The Parties will use their reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

         4.2. Notices and Consents. The Sellers will use their reasonable best efforts to obtain any consents necessary to effect transfers of the Assumed Contracts.

         4.3. Preservation of Business. The Sellers will use their reasonable best efforts to keep the Assets substantially intact, including the Sellers' present operations, working conditions and relationships with lessors, licensors, suppliers, patients and employees.

         4.4. Full Access. Until termination of this Agreement or Closing pursuant to the terms hereof, the Sellers will permit representatives of the Buyer to have full access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the Surgery Center; provided, however, that any such access shall be allowed only to the extent consistent with law and in such manner as not to interfere unreasonably with the operations of Sellers' businesses.

         4.5. New Lease; Exclusivity. The Buyer will negotiate with the Landlord to obtain a new lease between Buyer and Landlord for the Premises and to obtain a release of IOI from all obligations under the Lease. Upon and subject to the Landlord releasing IOI from any



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and all obligations under the Lease, the Sellers will not: (a) solicit, initiate, accept or encourage the submission of any proposal or offer from any third party relating to the acquisition of any ownership interest in, or any substantial portion of the assets of, the Surgery Center; or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any third party to do or seek to do any of the foregoing. If the Sellers breach the foregoing exclusivity provision, as reasonably determined by the Buyer, the Sellers shall return the Deposit to Buyer within three (3) business days of Sellers' receipt of written notice of such breach from Buyer.

                                   ARTICLE V
                        CONDITIONS TO OBLIGATION TO CLOSE

         5.1. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              (a) The representations and warranties set forth in Article II above shall be true and correct in all material respects, in each case at and as of the Closing Date as if made on the Closing Date.

              (b) The Sellers shall have performed and complied in all material respects with all of their covenants hereunder to be performed on or prior to the Closing.

              (c) The Buyer shall have entered into a new lease with the Landlord for the Premises.

              (d) IOI shall have purchased all outstanding membership interests in Westbank not owned by IOI, so that IOI shall own one hundred percent (100%) of the issued and outstanding membership interests of Westbank immediately prior to the Closing.

         5.2. Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

              (a) The representations and warranties set forth in Article III above shall be true and correct in all material respects, in each case at and as of the Closing Date as if made on the Closing Date.

              (b) The Landlord shall have released IOI from any and all obligations under the Lease, as reasonably determined by IOI.

              (c) The Buyer shall have performed and complied in all material respects with all of its covenants hereunder to be performed on or prior to the Closing.

              (d) Those physicians owning membership interests in Westbank shall have sold all of such interests to IOI prior to the Closing.




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                                   ARTICLE VI
                                   TERMINATION

         6.1. Termination of Agreement. The Parties may terminate this Agreement as expressly provided below:

              (a) The Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

              (b) Either the Sellers or Buyer may terminate this Agreement by giving written notice to the other at any time prior to the Closing: (i) in the event the other Party has breached any representation, warranty or covenant contained in this Agreement in any material respect; or (ii) if the Closing shall not have occurred on or before the Closing Date, by reason of the failure of the other Party to fulfill any condition to close under Article V hereof (unless the failure results primarily from the first Party itself breaching any representation, warranty or covenant contained in this Agreement); or

              (c) Either the Buyer or the Sellers may terminate this Agreement if the Closing has not occurred by April 20, 2001.

         6.2. Effect of Termination. Each Party's right of termination under
Section 6.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not constitute an election of remedies. If this Agreement is terminated pursuant to Section 6.1, all further obligations of the Parties under this Agreement will terminate except that the obligations in Section 11.12 (Expenses) will survive; provided, however, that if this Agreement is terminated by a Party because one or more conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of another Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.

                                  ARTICLE VII
                              CLOSING; CLOSING DATE

         7.1. Closing. The closing of the transactions contemplated herein ("Closing") shall take place on or before April 20, 2001 (the "Closing Date").

         7.2. Closing Deliveries. At the Closing,

              (a) Each Seller shall deliver to the Buyer:

                  (i) A Bill of Sale conveying such Seller's Assets to the
Buyer;

                  (ii) Resolutions authorizing and approving this Agreement, the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein;

                  (iii) A certificate of incumbency for the officer who will be executing this Agreement;




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                  (iv) A certificate of existence and good standing from such
Seller's state of incorporation or organization, dated the most recent practical date prior to Closing; and

                  (v) Such other instruments and documents as are reasonably necessary to satisfy the conditions precedent to Buyer's obligations hereunder. Additionally, IOI shall deliver to the Buyer evidence that IOI has purchased all outstanding membership interests in Westbank not owned by IOI, so that IOI shall own one hundred percent (100%) of the issued and outstanding membership interests of Westbank immediately prior to the Closing.

              (b) Buyer shall deliver or cause the delivery to the Sellers of:

                  (i) The Purchase Price in immediately available funds, allocated to each of the Sellers as described herein;

                  (ii) Evidence the Landlord has released IOI from any obligation under the Lease;

                  (iii) An Assignment and Assumption Agreement, fully executed by Buyer, pursuant to which Buyer shall assume the future payment and performance of the Assumed Contracts as herein provided;

                  (iv) Resolutions of Buyer authorizing and approving this Agreement, the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein;

                  (v) A certificate of incumbency for the officer of Buyer who will be executing this Agreement;

                  (vi) A certificate of existence and good standing of Buyer from its state of organization, dated the most recent practical date prior to Closing; and

                  (vii) Such other instruments and documents as are reasonably necessary to satisfy the conditions precedent to Sellers' obligations hereunder.

                                  ARTICLE VIII
                       COVENANTS WHICH SURVIVE THE CLOSING

         8.1. Preservation And Access To Records After The Closing. After the Closing, Buyer shall, in the ordinary course of business and as required by applicable Law, keep and preserve all medical records and other records of the Surgery Center existing as of the Closing and which constitute a part of the Assets delivered to Buyer at Closing. Buyer acknowledges that as a result of entering into this Agreement and operating the Surgery Center it will gain access to patient and other information which is subject to rules and regulations concerning confidentiality. Buyer agrees to abide by any such rules and regulations relating to the confidential information it acquires. Buyer agrees to maintain the patient records delivered to



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Buyer at Closing at the Surgery Center after Closing in accordance with applicable Law (including, if applicable, Section 1861(v)(i)(1) of the Social Security Act (42 U.S.C. Section 1395(v)(1)(1)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Surgery Center after Closing. Upon reasonable notice, during normal business hours, at the sole cost and expense of Sellers and upon Buyer's receipt of appropriate consents and authorizations and to the extent permitted by Law, Buyer will afford to the representatives of Sellers, including their counsel and accountants, full and complete access to, and copies of, the records transferred to Buyer at the Closing (including, without limitation, access to patient records in respect of patients treated by Westbank at the Surgery Center). Upon reasonable notice, during normal business hours and at the sole cost and expense of Sellers, Buyer shall also make its officers and employees available to Sellers at reasonable times and places after the Closing. Any access to the Surgery Center, its records or Buyer's personnel granted to Sellers in this Agreement shall be upon the condition that any such access not materially interfere with the business operations of Buyer.

         8.2. Books and Records. Until the later to occur of (i) the final adjudication of any dispute or investigation involving liabilities, federal, state or local taxes or under the Medicare or Medicaid programs arising out of the business, operations or affairs of Sellers before the Closing Date, or (ii) the running of applicable statutes of limitations, Buyer will maintain in the ordinary course of business all books and records of Sellers constituting a part of the Assets which are delivered to Buyer at Closing and which relate to the pre-Closing business, operations and affairs of Sellers to the extent reasonably necessary in connection with any tax, Medicare or Medicaid liability or other matter reasonably relating to Sellers for any period ending at or before the Closing Date.

         8.3. Further Assurances. Each of the Parties hereto, upon the request from time to time of any other Party hereto and without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby (including, without limitation, the orderly transfer to the Buyer of the Assets and assumption by the Buyer of the Assumed Liabilities), including without limitation: (i) executing, acknowledging and delivering assurances, assignments and other documents and instruments, furnishing information and copies of documents, books and records (including without limitation, tax records); (ii) filing reports, returns, applications, filings and other documents and instruments with governmental authorities; and (iii) cooperating with each other Party hereto in exercising any right or pursuing any claim, whether by litigation or otherwise, other than rights and claims running against the Party from whom or which such cooperation is requested.

         8.4. Accounts Receivable. Buyer acknowledges and agrees that all accounts receivable of Westbank relating to the services and operations of the Surgery Center on and prior to the Closing Date, are the property of and shall belong to Westbank. Buyer agrees to cooperate with Westbank and to perform such tasks as are reasonably requested by Westbank with respect to the collection of any such accounts receivable. Buyer agrees that, following the Closing Date, Buyer shall promptly deliver to Westbank any such accounts receivable delivered to or received by Buyer.




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         8.5. Insurance Coverage. Westbank shall obtain continuing professional liability insurance coverage under either a "tail policy" or a "prior acts policy," with the same limits as the insurance coverage carried by Westbank prior to the Closing Date.

                                   ARTICLE IX
                                 NON-COMPETITION

         9.1. Non-Compete. Sellers agree that they will not during the period commencing on the Closing Date and terminating two (2) years thereafter: (i) disclose any proprietary information relating to the Surgery Center, Buyer, or any principal or related entity of Buyer to any person, including, but not limited to, any health care provider which is in competition with or may reasonably be expected to be in competition with the Surgery Center; (ii) directly or indirectly (either as principal, agent or consultant, or through any corporation, firm or organization in which any Seller is a member, partner, or with which such person is otherwise affiliated) ("Directly or Indirectly") induce or attempt to influence any employee of the Surgery Center to terminate his employment with Buyer or any of its affiliates, or hire any employee who now or at such later date shall be an employee of Buyer or of the Surgery Center;
(iii) Directly or Indirectly, in any capacity, own, manage, operate, control, participate in the management or control of, be employed by, consult with, or maintain or continue any interest whatsoever in any ambulatory surgery centers that are located within the Jefferson and Orleans Parish of the State of Louisiana and that offer any services in competition with the business of the Surgery Center.

         9.2. Injunction; Duration And Scope Limitation. In the event of an actual or threatened breach by Sellers, Buyer shall be entitled to an injunction restraining the applicable Seller from the prohibited conduct, without the necessity of posting a bond, cash or otherwise. Notwithstanding any other provision of this Agreement, if a court of competent jurisdiction should hold that the duration or scope (geographic or otherwise) of the covenants contained in Section 9.1 are unreasonable, then, to the extent permitted by Law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and judicially enforceable. The Parties agree to accept such determination, subject to their rights of appeal, which the parties hereto agree shall be substituted in place of any and every offensive part of Section 9.1, and as so modified Section 9.1 shall be as fully enforceable as if set forth herein by the Parties in the modified form. Nothing herein stated shall be construed as prohibiting Buyer or any third party from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from any breaching party.

                                   ARTICLE X
                          SURVIVAL AND INDEMNIFICATION

         10.1. Survival. All representations, warranties, covenants, and agreements contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the applicable Party hereto. All representations, warranties, covenants, and agreements contained herein shall survive the Closing and be fully effective and enforceable for a period of one (1) year following the date hereof, except that the non-competition provisions in Article IX shall be effective and enforceable for a period of two

(2) years following the Closing Date. Any claim for indemnification asserted in writing during such survival period shall survive until resolved or judicially determined.

         10.2. Seller's Indemnification. Sellers, jointly and severally, shall indemnify, hold harmless and defend Buyer, its officers, directors, representatives, subsidiaries, affiliates, successors and assigns from and against all damages, losses (including court costs and reasonable attorneys' fees at all levels of trial and through all levels of appeal and expenses and costs of investigation), suits, actions, claims, deficiencies, liabilities or obligations (collectively, "Losses") related to, caused by or arising from (i) any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Sellers contained herein or in any agreement or other document delivered pursuant hereto; (ii) any and all claims of third parties made based upon facts alleged that, if true, would constitute such a misrepresentation, breach or failure; (iii) the operation of the Surgery Center prior to the Closing Date (including, without limiting the generality of the foregoing, any claims, penalties and sanctions for overpayments under any Medicare and Medicaid supplier contracts relating to periods prior to the Closing Date); (iv) any and all obligations or liabilities of either Seller that are retained by same hereunder and that are not specifically assumed by Buyer pursuant to the terms of this Agreement; (v) those liens referenced on Schedule 2.3 hereof; and (vi) the litigation disclosed on Schedule 2.7 hereof.

         10.3. Buyer's Indemnification. Buyer shall indemnify, hold harmless and defend Sellers, their officers, directors, representatives, subsidiaries, affiliates, successors and assigns from and against all Losses related to, caused by or arising from (i) any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Buyer contained herein or in any agreement or other document delivered pursuant hereto; (ii) any and all claims of third parties made based upon facts alleged that, if true, would constitute such a misrepresentation, breach or failure; (iii) the operation by Buyer of the Surgery Center on and after the Closing Date; and (iv) any and all obligations or liabilities of either Seller that are assumed by Buyer pursuant to the terms of this Agreement.

         10.4. Indemnification Procedure; Defense Against Asserted Claims. Any party seeking indemnification (the "Indemnified Party") shall give written notice to the indemnifying party or parties (the "Indemnifying Party") of the facts and the circumstances giving rise to any such claim (the "Notice"). The Indemnified Party shall not settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), unless legal action shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken reasonable control of such suit within fifteen (15) days after notification thereof as provided herein. In connection with any claim giving rise to indemnification hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party may, upon notice to the Indemnified Party, assume the defense of any such claim or legal proceeding without prejudice to the right of the Indemnifying Party thereafter to contest its obligation to indemnify the Indemnified Party in respect to the claims asserted therein and, in such a case, the Indemnifying Party shall select counsel (subject to the approval of the Indemnified Party, which approval shall not be unreasonably withheld) to conduct the defense in such claims and legal proceedings and at its sole cost and expense shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any claim or legal proceeding, without the prior written consent of the Indemnified Party, unless the Indemnifying Party admits in writing its liability to hold the Indemnified Party harmless from and against any loss, damages, expenses and liabilities arising out of such settlement. The Indemnified Party shall be entitled to participate in the defense of any such action with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the Indemnified Party may defend such claim or litigation in such a manner as it may deem appropriate, including settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and after action by the Indemnified Party seeking indemnification from the Indemnifying Party in accordance with the provisions of this Section; in such case, the Indemnifying Party shall not be entitled to question the manner in which the Indemnified Party defended such claim or litigation or the amount or nature of any such settlement. In the event of a claim by a third party, the Indemnified Party shall cooperate with the Indemnifying Party in the defense of such action (including making a personal contact with the third party if deemed beneficial) and the relevant records of each party shall be made available on a timely basis.

                                   ARTICLE XI
                               GENERAL PROVISIONS

         11.1. Attorneys' Fees. In the event any adversarial legal action arises between or among any of the Parties as a result of this Agreement, the prevailing Party shall be entitled to recover from the other Party or Parties its reasonable attorneys' fees and costs incurred at all pre-trial, trial and appellate proceedings.

         11.2. Parties in Interest; Third-Party Beneficiaries. This Agreement and all of the terms, covenants and conditions herein shall bind and inure to the benefit of the Parties named herein and their respective permitted successors and assigns. No Party may assign its rights and/or duties hereunder without the prior written consent of the other Parties.

         11.3. Entire Agreement and Modification. This Agreement and the Exhibits and Schedules attached hereto, together with the other documents referenced in this Agreement contain the entire understanding among the parties with respect to the transactions contemplated hereby, and no representations, warranties or agreements have been made or, if made, have been relied upon by any Party except those specifically referred to herein. This Agreement may be amended, modified or supplemented only by written instrument signed by all of the Parties hereto.

         11.4. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the state of Texas. Venue with respect to any legal action arising under or pursuant to this Agreement shall be exclusively in the District Courts (State or Federal) of Harris County, Texas.

         11.5. Severability. If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and such invalid provision shall be deemed deleted from this Agreement to the minimum extent necessary to cure such violation.

         11.6. Rights Cumulative. All rights contained in this Agreement are cumulative and are in addition to all other rights and remedies that are otherwise available, pursuant to the terms of this Agreement or applicable law.

         11.7. Notices. All notices and other communications under this Agreement shall be given in writing or by overnight delivery service, charges prepaid, or by registered or certified mail, return receipt requested, postage prepaid, or hand delivered, personally addressed to the Parties set forth below at the stated addresses or at such other address as any Party shall designate in a notice to the other.

         To Sellers:                  IOI Management Services of Louisiana, Inc.
                                      c/o PowerBrief, Inc.
                                      5858 Westheimer, Suite 500
                                      Houston, Texas 77056
                                      Attention: Robb Ohnesorge

         With a copy to:              McDermott, Will & Emery
                                      Miami Center, 22nd Floor
                                      201 South Biscayne Boulevard
                                      Miami, Florida 33131-4336
                                      Attention: Ira J. Coleman, Esq.

         To Buyer:                    Tenet Healthsystem Surgical, LLC
                                      111 Veterans Memorial Boulevard
                                      Suite 1424
                                      Metairie, Louisiana 70005
                                      Attention: Senior Vice President

         With a copy to:              Tenet
                                      13737 Noel Road, Suite 100
                                      Dallas, Texas 75240
                                      Attention: Regional Counsel

         With a copy to:              Meadowcrest Hospital
                                      2500 Belle Chasse Highway
                                      Gretna, Louisiana  70056
                                      Attention: CEO


         All notices shall be deemed effective when received, as indicated in the return receipt or other evidence of delivery, or if delivery is refused, on the date of such refusal.

         11.8. Waiver. A waiver of any breach or violation of any term, provision or covenant contained herein shall not be deemed a continuing waiver, or a waiver of any future or past breach or violation, or a waiver of any other term, provision or covenant of this Agreement. All waivers must be in writing.

         11.9. Recitals. Each of the above recitals is true and correct and by reference is made a part of and incorporated into this Agreement.

         11.10. Counterparts/Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Facsimile signatures shall be treated as original signatures for the purposes of executing this Agreement and the documents contemplated hereby.

         11.11. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.12. Expenses. Whether or not this Agreement is consummated, each of the Buyer and the Sellers will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         11.13. No Brokerage. Except for an agreement between IOI and/or Westbank and MD Resources, Inc. ("Broker"), the Sellers and Buyer represent to each other that no broker has in any way been contracted in connection with the transactions contemplated hereby. The Sellers and Buyer agree to indemnify the other from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party. IOI and/or Westbank shall be solely responsible for paying any commission due to Broker and agree to indemnify and hold Buyer harmless for any commission due Broker.

         11.14. Confidentiality. It is understood by the Parties hereto that the information, documents and instruments delivered to Buyer by each of the Sellers or their agents and the information, documents and instruments delivered to Sellers by Buyer or Buyer's agents are of a confidential and proprietary nature. Each of the Parties hereto agrees that both prior and subsequent to Closing it will maintain the confidentiality of all such confidential information, documents or instruments delivered to it by each of the other Parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such information, documents and instruments to its duly authorized officers, directors, representatives and agents. Each of the Parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other Party or Parties to this Agreement. Each of the Parties hereto recognizes that any breach of this Section would result in irreparable harm to the other Parties to this Agreement and their affiliates and that therefore either Seller(s) or Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section, however, shall prohibit the use of such confidential information, documents or information for such governmental filings as in the mutual opinion of Buyer's counsel and Sellers' counsel are (i) required by law or governmental regulations or (ii) otherwise appropriate.

                  IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

                                       BUYER:

                                       TENET HEALTHSYSTEM SURGICAL, LLC

                                       By: _____________________________________

                                       Print Name: _____________________________

                                       Print Title: ____________________________



                                       SELLERS:

                                       IOI MANAGEMENT SERVICES OF
                                       LOUISIANA, INC.

                                       By: _____________________________________

                                       Print Name: _____________________________

                                       Print Title: ____________________________


                                       WESTBANK AMBULATORY CARE
                                       CENTER, LLC

                                       By: _____________________________________

                                       Print Name: _____________________________

                                       Print Title: ____________________________



Solely for purposes of Schedule 2.7:

POWERBRIEF, INC.


By: _______________________________

Print Name: _______________________

Title: ____________________________

                              EXHIBIT/SCHEDULE LIST


         Exhibit 1.2(a)             Assumed Contracts
         Exhibit 1.2(b)     -       Assumed Liabilities


         Schedule 1.1(a)            List of Assets
         Schedule 1.1(b)            List of Excluded Assets
         Schedule 1.3               Inventory
         Schedule 2.3               Liens
         Schedule 2.4               Unobtained Consents
         Schedule 2.6               Notices of Deficiencies
         Schedule 2.7               Litigation
         Schedule 2.10              Employees

                                 EXHIBIT 1.2(a)


                                ASSUMED CONTRACTS



1.       Lucent telephone equipment  lease and maintenance contract.

2.       GE copier lease for copier located on the Premises.

3.       The following managed care contracts:

     (a) The contract by and between Westbank Ambulatory Care Center and Aetna
         U. S. HealthCare, Inc., dated 10/15/2000.

     (b) The contract by and between Westbank Ambulatory Care Center and American Lifecare PPO, dated 09/01/2000.

     (c) The contract by and between Westbank Ambulatory Care Center and Blue Cross/Blue Shield of Louisiana, dated 07/07/2000.

     (d) The contract by and between IOI Management Services of Louisiana, Inc., d/b/a Westbank Ambulatory Care Center and F. A. Richard PPO/WC, dated 11/01/1999.

     (e) The contract by and between Westbank Ambulatory Care Center and The Oath - HMO, dated 08/01/2000.

     (f) The contract by and between Westbank Ambulatory Care Center, LLC, and The Oath - PPO, dated 01/01/2001.

     (g) The contract by and between Westbank Ambulatory Care Center, LLC, and The Oath - Smart Plan 65, dated 01/01/2001.

     (h) The contract by and between Westbank Ambulatory Care Center, LLC, and PPOPlus, dated 08/01/2000.

     (i) The contract by and between Westbank Ambulatory Care Center and Physician Association of Louisiana (PAL), dated 06/01/2000.

     (j) The contract by and between Westbank Ambulatory Care Center and PHCS, dated 10/01/2000.

     (k) The contract by and between Westbank Ambulatory Care Center and State Employees Group Benefits, dated 08/01/2000.

     (l) The contract by and between Westbank Ambulatory Care Center and United Healthcare of Louisiana, Inc., dated 10/15/2000.

4.       The following service contracts:

         o  Information System - Health Information Systems

         o  Postage Machine - Pitney Bowes

         o  Medical Gases - AirGas

         o  Medical Staff Credentialing - Compass resources

         o  Linen- Associated Linen Services

         o  Transcription - MedTech

         o  Security Monitoring and Service - Certified Security System

         o  Janitorial - Jani-King

         o  Floor Mates - Cintas

         o  Pharmacist - Mike Messonier

         o  Medical and Non-Medical Waste - BFI

         o  Exterminator - Orkin

         o  Generator Maintenance - Cummings

         o  HVAC - Master Mechanical

         o Manifolds, Vacuum Pump, Alarm Panel, Electrical Checks, Defibrillator Checks- BioMedical Concepts

         o  Anesthesia - St. Tammany Anesthesia Group

         o  Cable Service - Cox Communications

                                 EXHIBIT 1.2(b)


                               ASSUMED LIABILITIES



1.       All Assumed Contracts.

                                 SCHEDULE 1.1(a)


                                 LIST OF ASSETS



Westbank's Assets Being Transferred

1. Any and all major, minor or other equipment, furniture and furnishings owned by Westbank and listed on Attachment A hereto.

2. Any and all supplies, inventory, drugs and other disposables and consumables.

3. All current financial, patient, medical staff and personnel records, medical records, documents, catalogs, books, files, and operating manuals.

4. All authorizations, licenses and permits (to the extent legally assignable) that are held by Westbank relating to the ownership, development and operations of the Surgery Center, excluding Westbank's Medicare/Medicaid supplier number.

5. All names, trade names, trademarks and service marks (if any), or variations thereof, used by Westbank in connection with operating the Surgery Center, including without limitation the name "Westbank Ambulatory Care Center."


IOI's Assets Being Transferred

1. All major, minor or other equipment, furniture and furnishings owned by IOI and listed on Attachment A hereto, and any and all tenant improvements (if any) that are owned by IOI and used in the operation of the Surgery Center.

                                 SCHEDULE 1.1(b)


                             LIST OF EXCLUDED ASSETS



1. All cash, cash equivalents and accounts receivable of each of the Sellers.

2. Any and all prepaid expenses, deposits, and claims for refunds of each of the Sellers.

3. All tangible and intangible assets of IOI that are not employed in the operations of the Surgery Center, including without limitation IOI's names, trade names, trademarks, service marks or variations thereof.

4.       Westbank's Medicare/Medicaid supplier number.

                                  SCHEDULE 1.3


                                    INVENTORY



                                 [SEE ATTACHED.]

                                  SCHEDULE 2.3


                                      LIENS



1. Pursuant to the management agreement between IOI and Westbank, IOI has a lien on, and a security interest in, Westbank's property related to the ASC. IOI hereby agrees to release such lien and to take all steps necessary to effectuate same.

2. Copelco Capital, Inc. has a lien on IOI in connection with certain equipment located in Lancaster, Pennsylvania; Copelco Capital, Inc. has agreed to release such lien, and it is in the process of being terminated.

                                  SCHEDULE 2.4


                               UNOBTAINED CONSENTS



1. Westbank has not obtained any consents necessary for assigning the Assumed Contracts.

2. Neither IOI nor Westbank has obtained any consents to the assignment of the authorizations, licenses, permits and Medicare/Medicaid supplier number used by Westbank in the operation of the Surgery Center; to the extent that any such authorizations, licenses, permits, and supplier number are legally assignable, Buyer shall be solely responsible for obtaining any required consents from third parties, including without limitation any consents of applicable regulatory or governmental entities; provided, however, the Parties agree that Westbank's Medicare/Medicaid supplier number shall not be assigned to or assumed by Buyer.

                                  SCHEDULE 2.6


                             NOTICES OF DEFICIENCIES



                                      NONE.

                                  SCHEDULE 2.7


                                   LITIGATION



1. Construction South, the general contractor that built out the Surgery Center, has filed an action against IOI alleging that $130,000 is owed in connection with build-out work relating to the Surgery Center. IOI has filed a counterclaim against Construction South alleging that Construction South did not appropriately provide and perform its services under its arrangements with IOI. IOI and Construction South are in settlement negotiations. If a settlement is not reached, IOI and Construction South will proceed to binding arbitration. This dispute relates to work performed for IOI during time periods prior to April of 2000. PowerBrief, Inc., the sole shareholder of IOI, represents and warrants that if this dispute is not settled, it will be subject to binding arbitration. PowerBrief, Inc. hereby agrees to indemnify and hold harmless Buyer from any and all Losses related to, caused by or arising from the litigation disclosed on this Schedule 2.7.

                                  SCHEDULE 2.10


                                    EMPLOYEES



------------------------------------------------------------------------------------------------
          NAME                POSITION                  PAY            DOH             SCHEDULED
                                                                                         HOURS
------------------------------------------------------------------------------------------------
Toni Rabito                      DON                 $52,000/yr      01/2000       M-F 7am-4pm
------------------------------------------------------------------------------------------------
Penny Banks                    PACU RN                   $20/hr      03/2000       M-F 7am-4pm
------------------------------------------------------------------------------------------------
Robyn Peranio                   OR RN                 $21.50/hr      01/2000       M-F 7am-4pm
------------------------------------------------------------------------------------------------
Peggy Gould                      CST                     $15/hr      03/2000       M-F 7am-4pm
------------------------------------------------------------------------------------------------
Daphine Collins             Receptionist                 $11/hr      03/2000       M-F 7am-4pm
------------------------------------------------------------------------------------------------



The Parties agree that the Buyer shall have the option, in its sole discretion, to retain or employ any and all of such individuals after the Closing Date.